Exhibit 99.1

Sorrento Enters into Definitive Agreement to Acquire

Antibody Drug Conjugation Technology

Deal bolsters Sorrento’s G-MAB® antibody library with Concortis Biosystems’ proprietary conjugation chemistries and toxins for powerful ADC platform

San Diego, CA – November 14, 2013 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) announced today the entry into a definitive agreement to acquire San Diego-based Concortis Biosystems, Corp. in a deal that provides Sorrento with a comprehensive technology platform for generation of antibody drug conjugates (ADC). Under the terms of the agreement dated November 11, 2013, subject to satisfaction of certain closing conditions, upon closing, Sorrento will issue an aggregate of 1,331,978 shares of its common stock to the Concortis shareholders.

This acquisition will enable Sorrento to utilize the antibodies identified from its G-MAB® library along with Concortis’ conjugation technologies and novel toxins to create a new generation of ADCs. Concortis’ proprietary C-lock™ and K-lock™ conjugation chemistries enable site-specific conjugation of toxins to the antibody, which will produce homogenous ADCs with well-defined drug antibody ratios (DAR). In contrast, approved ADCs are a heterogeneous mixture with different DARs. This could potentially lead to better ADC stability and pharmacokinetics while reducing off-target effects compared to existing ADCs and therefore, improved therapeutic efficacy and treatment safety.

“This is a transformational event for Sorrento as very few companies have the breadth of capabilities covering all facets of ADC technology, including the antibodies, the conjugation chemistries, and the toxins,” said Henry Ji, Ph.D., President and CEO of Sorrento. “We are in an ideal position to become a leading player in this important and rapidly growing field. This also opens up new opportunities for strategic alliances.”

As part of the transaction, upon the closing, David (Zhenwei) Miao, PhD, Co-Founder, President and CSO of Concortis will become Sorrento’s Chief Technology Officer. Dr. Miao added, “The ADC space has become a fertile area for partnerships or acquisitions due to the recent FDA approvals of Adcetris®1 and Kadcyla®2. We are truly excited by the therapeutic promise of combining our proprietary ADC technologies with Sorrento’s vast antibody pipeline.”

About Sorrento G-MAB®

The G-MAB® library is one of the industry’s most diverse antibody library comprised of high-quality, fully human antibodies with a diversity of more than ten trillion (>1016). Sorrento is advancing development of a number of potential drug product candidates, including antibodies against PD-L1, PD-1, VEGFR2, and chemokine receptors. The vast diversity of the G-MAB library has resulted in high success rate, even against difficult targets such as G Protein-Coupled Receptors (GPCRs).

[1]	Adcetris® is a registered trademark of Seattle Genetics.
[2]	Kadcyla® is a registered trademark of Roche Genentech.

About Sorrento Therapeutics, Inc.

Sorrento Therapeutics, Inc. is a publicly-traded, development-stage biopharmaceutical company engaged in the acquisition, discovery, development and commercialization of proprietary drug therapeutics for addressing significant unmet medical needs. Sorrento’s primary therapeutic focus is cancer. Sorrento’s oncology pipeline includes Cynviloq™ (paclitaxel in polymeric micelle formulation) currently in registrational studies under the abbreviated 505(b)(2) pathway. Sorrento is also developing Resiniferatoxin (RTX), the most potent TRPV1 agonist known, which is in a Phase 1/2 study at the National Institutes of Health (NIH) to treat terminal cancer patients suffering from intractable pain. Sorrento’s proprietary G-MAB fully-human antibody library platform was designed to facilitate the rapid identification and isolation of highly specific antibody therapeutics. In addition to its proprietary ADCs, Sorrento is also developing Antibody formulated Drug Conjugates (AfDC) to target nanoparticles loaded with approved cancer drugs to tumors.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the satisfaction of the closing conditions required to complete the merger with Concortis; the potential for products to be successfully developed using the Concortis technologies; the synergies and prospects for a combined enterprise going forward, including the retention of key personnel; and the clinical development and commercial potential of conjugated antibodies that may be developed based on the acquired technologies; the potential for claims from third parties regarding the use of the antibody-drug conjugates and related technology that may be developed from the merger; the costs and expenses associated with the merger and additional clinical development programs from successful product development efforts; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

More information is available at www.sorrentotherapeutics.com.

Contact:

Mr. George Uy

Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (858) 210-3702